Exhibit 5.1

Sullivan & Worcester llp 1633 Broadway New York, NY 10019	212 660 3000 Sullivanlaw.com

November 28, 2022

Lipella Pharmaceuticals Inc.

7800 Susquehanna St.

Suite 505

Pittsburgh, PA 15208

Re: Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1, as amended (the “Registration Statement”), filed by Lipella Pharmaceuticals Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) (a) by the Company of up to (i) $8,050,000 of shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), including up to $1,050,000 shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement; and (ii) warrants issuable to the representative of the underwriters (“Representative”) and certain of its representatives (the “Underwriters’ Warrants”) to purchase up to such number of shares of Common Stock equal to 5% of the number of Shares issued by the Company in the Offering (the “Underlying Shares”); and (b) by certain selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to $12,319,699 shares of Common Stock (the “Selling Stockholder Shares”) which Selling Stockholder Shares were previously issued by the Company to the Selling Stockholders in connection with a private placement conducted by the Company between 2020 and 2021 (the “Private Placement”) pursuant to (i) subscription agreements entered into by the Company and each such Selling Stockholder during such period (collectively, the “Subscription Agreements”), and (ii) a placement agent agreement and consulting agreement, each dated March 23, 2020, and entered into with the Company and the placement agent for the Private Placement (together, the “Placement Agent Agreements”, and collectively with the Subscription Agreements, the “Agreements”). The Shares, Underwriters’ Warrants, Underlying Shares and Selling Stockholder Shares are referred to herein collectively as the “Securities.”

We are acting as special counsel for the Company in connection with the Registration Statement. In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, including the exhibits filed therewith, and have also examined and relied upon the Agreements entered into in connection with the Private Placement, the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, the certificate of incorporation and by-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.

BOSTON     LONDON     NEW YORK     TEL AVIV     WASHINGTON, DC

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company, and when issued and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock; (ii) provided the Underwriters’ Warrants have been duly executed by the Company and delivered to the Representative against payment therefor, such Underwriters’ Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company; (iii) the Underlying Shares upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Underwriters’ Warrants, as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock; and (iv) the Selling Stockholder Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP